Exhibit 3.2

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION,
OF
BRICKELL BIOTECH, INC.

(Composite document reflecting amendments through April 19, 2021)

ARTICLE I

The name of the corporation is Brickell Biotech, Inc.

ARTICLE II

The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The corporation is organized for the purposes of transacting any or all lawful business for which corporations may be organized under the laws of the United States and the laws of the State of Delaware. The corporation shall have all of the corporate powers enumerated under Delaware law.

ARTICLE IV

A. Classes of Stock. The total number of shares of all classes of capital stock which the corporation shall have authority to issue is Three Hundred Five Million (305,000,000) shares, of which Three Hundred Million (300,000,000) shares of the par value of One Cent ($0.01) each shall be Common Stock (the “Common Stock”) and Five Million (5,000,000) shares of the par value of One Cent ($0.01) each shall be Preferred Stock (the “Preferred Stock”).

The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized to fix the number of shares of any series of Preferred Stock and to determine the designation of any such shares. The Board of Directors also is authorized to determine or alter the rights (including but not limited to voting rights), preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series outstanding) the number of shares of such series subsequent to the issue of shares of that series by filing a certificate pursuant to the applicable laws of the State of Delaware.

B. Common Stock.

1. Relative Rights of Preferred Stock and Common Stock. All preferences, voting powers, and relative, participating, optional or other special rights and privileges, and qualifications, limitations, or restrictions of the Common Stock are made expressly subject and subordinate to those that may be fixed with respect to any shares of the Preferred Stock.

2. Voting Rights. Except as otherwise required by law or this Restated Certificate of Incorporation, each holder of Common Stock shall have one vote in respect of each share of stock held by such holder of record on the books of the corporation for the election of directors and on all matters submitted by the Board of Directors to a vote of stockholders of the corporation.

3. Dividends. Subject to the preferential rights of the Preferred Stock, the holders of shares of Common Stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the corporation which are by law available therefor, dividends payable either in cash, in property or in shares of capital stock.

4. Dissolution, Liquidation or Winding Up. In the event of any dissolution, liquidation or winding up of the affairs of the corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of the Preferred Stock, holders of Common Stock shall be entitled, unless otherwise provided by law or this Restated Certificate of Incorporation, to receive all of the remaining assets of the corporation of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of Common Stock held by each of them respectively.

ARTICLE V

A. Board Size. The number of directors that constitutes the entire Board shall be fixed by, or in the manner provided in, the Amended and Restated Bylaws of the Corporation. At each annual meeting of stockholders, directors of the Corporation shall be elected to hold office until the expiration of the term for which they are elected and until their successors have been duly elected and qualified or until their earlier death, resignation or removal; except that if any such election shall not be so held, such election shall take place at a stockholders’ meeting called and held in accordance with the Delaware General Corporation Law

B. Board Structure. From and after the Effective Time, the directors shall be divided into three (3) classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III. The Board may assign members of the Board already in office to such classes at the time such classification becomes effective. The term of office of the initial Class III directors shall expire at the annual meeting of the stockholders in 2019, the term of office of the initial Class I directors shall expire at the annual meeting of the stockholders in 2020, and the term of office of the initial Class II directors shall expire at the annual meeting of the stockholders in 2021. At each annual meeting of stockholders, commencing with the first regularly scheduled annual meeting of stockholders in 2019, each of the successors elected to replace the directors of a Class whose term shall have expired at such annual meeting shall be elected to hold office for a three year term and until the third annual meeting next succeeding his or her election and until his or her respective successor shall have been duly elected and qualified. Notwithstanding the foregoing provisions of this Article V, each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation, or removal. If the number of directors is thereafter changed, any newly created directorships or decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as is practicable. No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.

C. Removal; Vacancies. Any director may be removed from office by the stockholders of the Corporation as provided in Section 141(k) of the Delaware General Corporation Law. Vacancies occurring on the Board for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of the Board, although less than a quorum, or by a sole remaining director, and not by stockholders. A person elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be duly elected and qualified.

ARTICLE VI

Special meetings of the stockholders of the corporation, unless otherwise prescribed by applicable law or by this certificate, may be called only by the Chief Executive Officer of the corporation or by a resolution adopted by the affirmative vote of a majority of a quorum of the Board of Directors.

ARTICLE VII

Election of directors need not be by written ballot unless the Bylaws so provide.

ARTICLE VIII

The Board of Directors is empowered expressly to adopt, amend or repeal the Bylaws of the corporation; provided, however, that any adoption, amendment or repeal of the Bylaws of the corporation by the Board of Directors shall require the approval of at least sixty-six and two-thirds percent (66 2/3%) of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any resolution providing for adoption, amendment or repeal is presented to the Board of Directors). The stockholders also shall have power to adopt, amend or repeal the Bylaws of the corporation; provided, however, that in addition to any vote of the holders of any class or series of stock of the corporation required by law or by this Restated Certificate of Incorporation the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then outstanding shares of the stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for such adoption, amendment or repeal by the stockholders of any provision(s) of the Bylaws of the corporation.

ARTICLE IX

One third (1/3) of the shares entitled to be cast on any matter by a voting group, or in case of the Board, the number of directors shall constitute a quorum of that voting group, or the Board, for action on that matter.

ARTICLE X

No contract or other transaction between the corporation and one or more of its directors, or between the corporation and any other corporation, firm, association or other entity in which one or more of the directors are directors or officers, or are financially interested, shall be either void or voidable because of such relationship or interest or because such director or directors are present at the meeting of the Board of Directors or a committee thereof which authorizes, approves or ratifies such contract or transaction or because his or her votes are counted for such purpose, if:

A. The material facts of such relationship or interest are disclosed or known to the Board of Directors, or a duly empowered committee thereof, which in good faith authorizes, approves or ratifies the contract or transaction by a majority vote or written consent sufficient for such purpose without counting the vote or votes of such interested director or directors, even though the disinterested directors comprise less than a quorum; or

B. The material facts of such relationship or interest are disclosed or known to the shareholders entitled to vote and they in good faith by majority vote of a quorum of the shareholders or written consent authorize, approve or ratify such contract or transaction; or

C. The contract or transaction is fair and reasonable as to the corporation at the time it is authorized by the Board of Directors, a committee thereof, or the shareholders.

A director of the corporation may transact business, borrow, lend, or otherwise deal or contract with the corporation to the full extent and subject only to the limitations and provisions of the applicable laws of the State of Delaware and the laws of the United States.

Interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or a committee thereof which authorizes, approves or ratifies such contract or transaction.

ARTICLE XI

A. No Personal Liability. The liability of a director of the corporation for monetary damages shall be eliminated to the fullest extent under applicable law.

B. Indemnification. To the fullest extent permitted by applicable law, the corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the corporation (and any other persons to which applicable law permits the corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. If applicable law is amended after approval by the stockholders of this Article XI to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the corporation shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.

Any repeal or modification of this Article shall only be prospective and shall not affect the rights or protections or increase the liability of any director under this Article in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

ARTICLE XII

Notwithstanding any other provision of this Restated Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then outstanding shares of the stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend in any respect or repeal Article XI, or Articles V, VI, VIII and X, hereof.

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